Exhibit 4.3

Overnite Corporation

Employee Stock Purchase Plan

Purpose

The purpose of the Plan is to promote employee ownership in the Company. The Company believes that it will be greatly beneficial to have as many stockholder employees as possible. The high morale and goodwill generated by such stock offerings can contribute to the operating efficiency and profitability of the Company.

The Plan is intended to satisfy the requirements of Section 423 of the Code. However, subscriptions in accordance with the terms of the Plan will be valid even if they fail to qualify under Section 423 of the Code. The proceeds received by the Company from the sale of Stock pursuant to the Plan will be used for general corporate purposes.

Administration

The Plan is administered by the Board or the Board and its delegate. (References to the Board in this Plan include any delegate of the Board as provided in any delegation.) The Board has the authority to make such rules and regulations for carrying out the Plan as it may deem advisable. Subject to the aggregate Stock authorization, the Board may determine an amount of Stock that will be available for employees’ subscriptions in any single year. The Board may choose, in its discretion, whether or not to make shares of Stock available for subscription under the Plan in any subsequent year.

Interpretation and construction of any provision of the Plan by the Board are final and conclusive. The Board reserves the right to amend the Plan or terminate the Plan. The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board. Neither the Board nor any member of the Board shall be liable for any act done in good faith with respect to the Plan or any subscription under the Plan. All expenses of administering the Plan shall be borne by the Company.

Eligibility

All employees of the Company as of the Subscription Date shall be eligible to participate in the Plan. Employees of a subsidiary (as defined in Section 424 of the Code) of the Company shall be eligible to participate in the Plan with the approval of the Board.

Definitions

A.	Board

The Board is the Board of Directors of the Company.

B.	Code

The Code is the Internal Revenue Code of 1986, as amended, and any successor thereto.

C.	Company

The Company is Overnite Corporation.

D.	Exercise Date

The Exercise Date shall be the last date on which an employee may cancel his or her subscription and withdraw from the Plan, as determined by the Board, provided that the Exercise Date shall not be more than twelve months after the date as of which the Board authorizes the related sale of Stock pursuant to the Plan.

E.	Exercise Price

The Exercise Price is the greater of (i) ninety-five percent of the closing price of the Stock on the Exercise Date or (ii) eighty-five percent of the Fair Market Value on the Exercise Date. In both cases, the value shall be rounded to the nearest dollar.

F.	Fair Market Value

The Fair Market Value of the Stock on a particular date is the average of the high and low trading prices of the Stock in the over-the-counter market on such date as reported by the National Association of Securities Dealers, Inc. or, if the Stock is not traded on such day, then on the next preceding day that the Stock was so traded, as reported in The Wall Street Journal.

G.	Issue Date

The Issue Date shall be the date each year on which the shares sold under the Plan are distributed to the subscribers, as determined by the Board.

H.	Option Price

The Option Price of the Stock shall be the lesser of the Subscription Price or the Exercise Price.

I.	Plan

The name of the Plan is the Overnite Corporation Employee Stock Purchase Plan.

J.	Plan Year

The Plan Year is the calendar year on which the records of the Plan are kept.

K.	Stock

The Stock is the common stock of the Company.

L.	Subscription Date

The Subscription Date shall be the last date available each year to subscribe to the Plan, as determined by the Board.

M.	Subscription Price

The Subscription Price is the greater of (i) ninety-five percent of the closing price on the date that Stock is offered under the Plan in a year and (ii) eighty-five percent of the closing price on the Subscription Date.

General Terms

Each employee may subscribe annually for up to 200 shares of Stock but not less than five shares of Stock. All subscriptions must be in multiples of five shares. The right to purchase such Stock is nontransferable. The total number of shares offered on each Subscription Date may be specified by the Board. In the event of over-subscription, the Board will prorate the shares being sold on the basis of the number of shares which continue to be subscribed to as of the close of the Exercise Date, provided that each subscriber receives at least five shares.

No employee may subscribe to purchase any Stock if he or she is, or is deemed to be, a five percent shareholder (as described in Section 423(b)(3) of the Code). No employee may purchase under the Plan in any calendar year Stock with a Fair Market Value of more than $25,000.00.

Payment in full of the Option Price must be made by the Exercise Date. An employee must pay the Option Price through the Company’s “Payroll Deduction Plan.” If the Exercise Price is lower than the Subscription Price, the Company will refund all excess funds paid by the employee which were not required to pay for the cost of his or her subscription, as soon as reasonably practicable following the date of determination of the amount to be refunded, together with interest accrued thereon, as provided below. Upon written request by the employee, the Company will provide a written statement as to the amount and status of the employee’s account. Such reports shall not be issued more than once every Plan Year.

At any time on or before the Exercise Date, any employee may cancel his or her subscription and receive from the Company the funds that he or she has deposited, with interest, as described below. A partial withdrawal of a subscription will not be permitted. An employee may not transfer, assign or hypothecate his or her interest in the Plan. Neither the Plan nor the Subscription Agreement described below empowers any person to create a lien on any funds or Stock held under the Plan.

If any subscriber ceases to be an employee of the Company prior to the Exercise Date for any reason, his or her subscription will be automatically canceled. All funds deposited will be returned with interest, as provided below. Any subsequent re-employment shall not have an effect on such cancellation.

How Employees Subscribe

Any employee may subscribe for Stock by returning to the Company, on or before the Subscription Date, an executed Subscription Agreement supplied by the Company.

Payroll Deduction Plan

The Payroll Deduction Plan provides for deductions from the employee’s pay at an equal or nearly equal rate during the offering period.

Interest

The Board will establish the interest rate that will be credited during the offering period. Each month, the Company will credit the employee’s account with interest compounded monthly, computed on all funds held under the Plan at the rate prescribed by the Board. All earned interest will be paid directly to the employee upon distribution of the Stock or cancellation of the entire subscription.

Share Authorization

The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 1,000,000 shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan shall be subject to adjustment as provided in the Plan to reflect a change in the Company’s capitalization. Shares of Stock that are subject to a subscription that is canceled or otherwise terminates without the issuance of Stock shall again be available for issuance under the Plan.

In addition, the terms of outstanding subscriptions shall be amended, modified or canceled as the Board determines is appropriate in the event of a Change in Control (as such term is defined in the Overnite Corporation Stock Incentive Plan).

Change in Capital

The maximum aggregate number of shares of Stock that may be issued under the Plan and the Option Price and number of shares subject to an outstanding subscription shall be adjusted as the Board determines is equitably required in the event that (a) the Company (i) effects one or more stock split-ups, stock dividends, subdivisions or consolidations of Stock or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event that, in the opinion of the Board, justifies such adjustment.

The issuance by the Company of shares of Stock or securities of any class, or securities convertible into Stock, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into Stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum aggregate number of shares of Stock that may be issued under the Plan or the Option Price or number of shares subject to outstanding subscriptions.

Compliance With Law

No Stock will be issued or acquired, no certificates for shares of Stock will be delivered, and no payment will be made under the Plan except in compliance with all applicable federal and state laws and regulations (including without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all stock exchanges on which the Stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence shares of Stock acquired under the Plan shall be issued in the name of the subscribing employee and may bear such legends and statements as the Board may deem advisable to assure compliance with federal and state laws and regulations. No shares of Stock will be issued or acquired, no certificate for shares of Stock will be delivered, and no payment will be made under the Plan until the Company has obtained such consent or approval as the Board may deem advisable from regulatory bodies having jurisdiction over such matters.

Effect on Employment

Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof) shall confer upon any individual any right to continue in the employ of the Company or any affiliate of the Company or in any way affect any right or power of the Company or any affiliate of the Company to terminate the employment of any individual at any time with or without assigning a reason therefor.

Amendment and Termination

The Board may amend or terminate the Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Stock that may be issued under the Plan (other than an increase to reflect a change in the Company’s capitalization as provided in the Plan), (ii) the amendment changes the class of individuals eligible to become participants or (iii) shareholder approval of the amendment is required under the rules of a stock exchange on which shares of Stock are listed. No amendment shall, without a participant’s consent, adversely affect any rights of such participant under any subscription that is outstanding at the time such amendment is made.

Duration of the Plan

No shares of Stock may be offered under the Plan more than ten years after the earlier of (i) the date that the Plan is adopted by the Board or (ii) the date that the Plan is approved by the Company’s sole shareholder in accordance with Section 423 of the Code.

Costs

Employees participating in the Plan are not required to pay any brokerage commissions, service charges or other fees for purchases made under the Plan.

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